Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

August 12, 2009

iPath DiP (Dow Jones) I CLOSE J I An investment in iPath ETN5 involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC For the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has Filed with the SEC for more complete information about the issuer and this offering. You may get these documents for Free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange For Barclays Capitol Inc. to send you the prospectus if you request it by calling toll—Free 1-877-76-iPATH, or you may request a copy from any other dealer iPath DJ-UBS Commodity Index Total Return ETN (DiP) Get easy access to the broad commodities market. BARCLAYS LEGAL NOTICE (DJP)

iPath DiP (Dow Jones) An investment in iPath ETNS involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. Barclays Global Investors Fund Distribution Company an affiliate of Barclays Global Investors, NA. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, Nfl. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC. iPath ETNs the Securities” are unsecured obligations of Barclays Bank PLC and are not secured debt, The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor Fee will reduce the amount of jour return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for oil investors. The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways. “Dow Jones®”, “DJ®”“UBS®”, “Dow Jones-UBS Commodity Index””, “DJ-UBSCISM, “Dow Jones UBS Commodity Index Total Return” are service- marks of Dow Jones & Company, Inc. (‘Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the Dow Jones-UBS Commodity Index Total Return are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”), or any of their respective subsidiaries or affiliates and none of Dow Jones, UBS AG, UBS Securities, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities. © 2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, service- marks or registered trademarks ore the property, and used with the permission, of their respective owners.